EXHIBIT 99.1

Contact:	Susan E. Moss Investor Relations (502) 596-6569

KINDRED HEALTHCARE ANNOUNCES RESULTS OF

THE EXCHANGE OFFER FOR ITS 8.00% SENIOR NOTES DUE 2020 AND ITS 8.75%

SENIOR NOTES DUE 2023

LOUISVILLE, Ky. (October 29, 2015) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced the final results of its registered exchange offer (the “Exchange Offer”) for all of its outstanding 8.00% Senior Notes due 2020 (the “2020 Initial Notes”) and its 8.75% Senior Notes due 2023 (the “2023 Initial Notes,” and together with the 2020 Initial Notes, the “Initial Notes”), which were not registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal principal amount of its 8.00% Senior Notes due 2020 and its 8.75% Senior Notes due 2023, which have been registered under the Securities Act. The Exchange Offer commenced on September 29, 2015 and expired at 5:00 p.m., New York City time, on October 28, 2015.

Wells Fargo Bank, National Association, acting as exchange agent for the Exchange Offer, advised the Company that $749,850,000 of the $750,000,000 aggregate principal amount of the 2020 Initial Notes and $599,850,000 of the $600,000,000 aggregate principal amount of the 2023 Initial Notes have been validly tendered for exchange, representing 99.98% of the principal amount of the outstanding 2020 Initial Notes and 99.975% of the principal amount of the outstanding 2023 Initial Notes, respectively. The Company accepted all of the Initial Notes validly tendered and not withdrawn.

This press release does not constitute an offer to purchase any securities or the solicitation of an offer to sell any securities. The Exchange Offer was made only pursuant to the prospectus dated September 29, 2015 and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-85 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion.1 At June 30, 2015, Kindred through its subsidiaries had approximately 103,700 employees providing healthcare services in 2,730 locations in 47 states, including 96 transitional care hospitals, 16 inpatient rehabilitation hospitals, 90 nursing centers, 21 sub-acute units, 656 Kindred at Home home health, hospice and non-medical home care sites of service, 99 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,752 non-affiliated sites of service. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve.

[1]	Revenues were computed by combining the twelve months ended December 31, 2014 data for Kindred, Gentiva Health Services, Inc., which was acquired by the Company on February 2, 2015, and Centerre Healthcare Corporation, which was acquired by the Company on January 1, 2015.

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680 South Fourth Street     Louisville, Kentucky 40202

502.596.7300     www.kindredhealthcare.com